                                   EXHIBIT 5.1

                              Mirkin & Woolf, P.A.
                      1700 Palm Beach Lakes Boulevard #580
                            West Palm Beach, Fl 33401
                              Phone (561) 687-4460
                               Fax (561) 687-3447
                         e-mail: bizlaw@mirkinwoolf.com

________________, 2002

Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

RE:  BLADE INTERNET VENTURES, INC.

Ladies and Gentlemen:

We are acting as counsel to Blade Internet Ventures, Inc. (the "Company") in connection with its filing of a Registration Statement on Form SB-2 (file 333-82278) (such Registration Statement, as amended at the time of its effectiveness, is hereinafter called the "Registration Statement"), covering 8,665,563 shares of the Company's outstanding common stock (the "Common Stock").

We have examined original copies or copies certified to our satisfaction of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deem necessary as the basis for the opinion hereinafter set forth, which opinion is based on the federal law of the United States.

On the basis of the foregoing, we are of the opinion that the Common Stock has been duly authorized and issued against payment therefore as described in the Registration Statement, is validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Very truly yours,

MIRKIN & WOOLF, P.A.